EXHIBIT 5.1

November 3, 2020

Eaton Corporation plc
Eaton House, 30 Pembroke Road
Dublin 4, Ireland

Re:    Eaton Corporation plc Registration Statement on Form S-8 –
    Eaton Corporation plc 2020 Stock Plan

Ladies and Gentlemen:

Eaton Corporation plc (the “Company”) is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of 18,000,000 ordinary shares, par value $0.01 per share, of the Company (the “Shares”) to be issued from time to time pursuant to the terms of the Eaton Corporation plc 2020 Stock Plan, as approved by shareholders on April 22, 2020 (the “Plan”).
Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, I have examined the Registration Statement and such other records, instruments and documents as I have deemed advisable. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

As a result of the foregoing, I am of the opinion that the Company is duly incorporated and validly existing under the laws of Ireland and that the Shares, when issued pursuant to the Plan, will be duly authorized, validly issued, fully paid and not subject to calls for any additional payment.
I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Lizbeth Wright

Lizbeth Wright
Eaton Corporation, Vice President and Chief Counsel, Corporate and Securities